Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-136797
333-136797-01
Prospectus Supplement No. 4
(To Prospectus Dated August 21, 2006)

NABORS INDUSTRIES, INC.	NABORS INDUSTRIES LTD.
$2,750,000,000
0.94% SENIOR EXCHANGEABLE NOTES DUE 2011
GUARANTEED BY NABORS INDUSTRIES LTD.

COMMON SHARES, PAR VALUE U.S.$0.001 PER SHARE, OF NABORS INDUSTRIES LTD.
ISSUABLE UPON EXCHANGE OF THE NOTES

GUARANTEE OF NABORS INDUSTRIES LTD.

     This prospectus supplement, which supplements the prospectus filed by Nabors Industries, Inc. (the “Company”) and Nabors Industries Ltd. (“Nabors”) on August 21, 2006, as supplemented on September 7, 2006, September 22, 2006 and October 10, 2006 will be used by selling security holders to resell the notes and the common shares issuable upon the exchange of the notes. You should read this prospectus supplement in conjunction with the related prospectus, as previously supplemented, which is to be delivered by selling security holders to prospective purchasers along with this prospectus supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should read and rely only on the information contained in the prospectus supplements and the related prospectus, together with those documents incorporated by reference, as described on page (iii) of the prospectus under “Incorporation By Reference.” Neither the Company, Nabors nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus, as previously supplemented, constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus, as previously supplemented, is accurate as of any date other than the date on the front cover of the respective document.
Investing in the notes or Nabors’ common shares issuable upon exchange of the notes involves risks. See “Risk Factors,” beginning on page 5 of the related prospectus.

The date of this prospectus is November 13, 2006.

     The information set forth in the following table modifies and supplements the information set forth in the table appearing under the heading “Selling Security Holders” in the related prospectus. The information is based on information provided to the Company and Nabors by or on behalf of the selling security holders on or prior to November 13, 2006 and has not been independently verified by the Company and Nabors. Since the date on which each selling security holder identified below provided this information, any of these selling security holders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement relates. The selling security holders may from time to time offer and sell pursuant to the prospectus or supplements thereto any or all of the securities. Because the selling security holders are not obligated to sell securities, the Company cannot estimate the amount of the notes or how many of Nabors’ common shares the selling security holders will hold upon consummation of any such sales. Information about other selling security holders, if any, will be provided in one or more prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.

	0.94% Senior Exchangeable
	Notes Due 2011		Common Shares
	Principal Amount of	Percentage of	Nabors’ Common
	Notes Beneficially	Notes	Shares Owned	Number of	Number of
	Owned and Offered	Outstanding	Prior to the	Shares Offered	Shares Held
Name	Hereby(1)	Before Offering	Offering(1)(2)	for Sale(3)	After Offering
Benchmark Select Managers Fund (4)	1,250,000	*	28,002	27,277	725

Citigroup Global Markets Inc. (5)	82,439,000	3%	1,798,992	1,798,992	0

Credit Industriel Et Commercial	5,000,000	*	109,110	109,110	0

GLG Market Neutral Fund (6)	115,000,000	4.18%	2,509,541	2,509,541	0

JP Morgan Securities Inc (7)	43,500,000	1.58%	949,261	949,261	0

LibertyView Convertible Arbitrage Fund LP (8)	3,000,000	*	65,466	65,466	0

LibertyView Funds LP (9)	10,725,000	*	247,417	234,042	13,375

LibertyView Japan Trust Fund LP (10)	1,250,000	*	28,002	27,277	725

Polygon Global Opportunities Master Fund (11)	45,000,000	1.64%	3,690,624	981,994	2,708,630

Trust D for a Portion of the Assets of the Kodak Retirement Fund (12)	9,025,000	*	202,019	196,944	5,075

*	less than one percent

(1)	Includes Nabors’ common shares issuable upon exchange of the notes based on the initial exchange rate of 21.8221 common shares per $1,000 principal amount of the notes. However, on exchange, the principal amount of the notes will be paid in cash and the exchange rate is subject to adjustment as described under “Description of the Notes — Exchange of Notes.” As a result, the number of common shares issuable upon exchange of the notes may increase or decrease in the future.

(2)	In calculating the Number of Nabors’ Common Shares Owned Prior to the Offering, we treated as outstanding the number of Nabors’ common shares issuable upon exchange of all of that particular holder’s notes in accordance with the applicable referenced exchange rates.

(3)	Shares selling security holders may, but are not obligated to, sell consist of Nabors’ common shares issuable upon exchange of the notes, assuming exchange of all of the holders’ notes into Nabors’ common shares at an exchange rate of 21.8221 common shares per $1,000 principal amount of the notes and a cash payment in lieu of any fractional share interest. However, on exchange, the principal amount of the notes will be paid in cash and the exchange rate is subject to adjustment as described under “Description of the Notes — Exchange of Notes.”

(4)	The number of Nabors’ Common Shares Owned Prior to the Offering by Benchmark Select Managers Fund includes 725 Nabors’ common shares held as shares rather than issuable pursuant to exchange. Richard Meckler has the power to vote and dispose of the securities held by the selling security holder.

(5)	Citigroup Global Markets Inc. (“Citigroup”) is a subsidiary of Citigroup Inc., a publicly-held entity, and has identified itself as a broker-dealer. Citigroup participated as co-book runner for the private offering of the securities. Principal Amount of Notes Beneficially Owned and Offered Hereby includes $54,939,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to Prospectus Supplement No. 1 filed on September 7, 2006 and $72,439,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to Prospectus Supplement No. 2 filed on September 22, 2006

(6)	GLG Market Neutral Fund is a publicly-owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners, LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanual Roman disclaim beneficial ownership of the securities held by the fund, except for their pecuniary interest therein. Principal Amount of Notes Beneficially Owned and Offered Hereby includes $110,000,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to Prospectus Supplement No. 2 filed on September 22, 2006.

(7)	JPMorgan Securities Inc. is a subsidiary of JPMorgan Chase Co., a publicly-held entity and is a registered broker-dealer and does not have voting or investment power over the respective securities. Principal Amount of Notes Beneficially Owned and Offered Hereby includes $33,500,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to Prospectus Supplement No. 3 filed on October 10, 2006.

(8)	The general partner and the investment advisor of the LibertyView Convertible Arbitrage Fund LP (“LibertyView Convertible”) are both indirect subsidiaries of Lehman Brothers Holdings, Inc., a publicly-held entity. LibertyView Convertible is advised by Neuberger Berman, LLC, which has voting and dispositive power over the securities held by the fund, which is exercised by Richard A. Meckler. The General Partner of LibertyView Convertible is Neuberger Berman Asset Management, LLC, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The securities were purchased for investment in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(9)	The general partner and the investment advisor of the LibertyView Funds LP (“LibertyView Funds”) are both indirect subsidiaries of Lehman Brothers Holdings, Inc., a publicly-held entity. The number of Nabors’ Common Shares Owned Prior to the Offering by LibertyView Funds includes 13,375 Nabors’ common shares held as shares rather than issuable pursuant to exchange. LibertyView Funds is advised by Neuberger Berman, LLC, which has voting and dispositive power over the securities held by the fund, which is exercised by Richard A. Meckler. The General Partner of LibertyView Funds is Neuberger Berman Asset Management, LLC, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The securities were purchased for investment in the ordinary course of business and at the time of purchase, there were no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(10)	The number of Nabors’ Common Shares Owned Prior to the Offering by LibertyView Japan Trust Fund LP includes 725 Nabors’ common shares held as shares rather than issuable pursuant to exchange. Richard Meckler has the power to vote and dispose of the securities held by the selling security holder.

(11)	The number of Nabors’ Common Shares Owned Prior to the Offering by Polygon Global Opportunities Master Fund includes 2,708,630 Nabors’ common shares held as shares rather than issuable pursuant to exchange.

(12)	The number of Nabors’ Common Shares Owned Prior to the Offering by Trust D for a Portion of the Assets of the Kodak Retirement Income Plan includes 5,075 Nabors’ common shares held as shares rather than issuable pursuant to exchange. Richard Meckler has the power to vote and dispose of the securities held by the selling security holder.

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